FieldPoint Petroleum Completes Cronos Fee #1 in Eddy County, New Mexico

November 9, 2007

Completion in the Upper Morrow indicates initial flow rate of 1.0 Million cubic feet equivalent per day

AUSTIN, Texas /Businesswire-FirstCall/FieldPoint Corporation (AMEX:FPP) announced today that it has completed the Cronos Fee #1 in the upper Morrow and the well is currently flowing at 1 mmcfed on a 5/64 choke at 4000psi.

FieldPoint’s President and CEO, Ray D. Reaves said, ”We perforated the upper Morrow zone at 11,960 to 11,970 and at this time no further stimulation has been necessary.  We will closely watch the pressures and flow rates to determine if a frac will be required to maintain or increase production.  At this time, we cannot predict the value of sustained future flow rates.”

The well has been connected to the gas line, and sales to Enterprise have begun.  FieldPoint has an 11.76% working interest in the Cronos Fee #1 and will be required to pay its share of the completion cost.  At this time, the Company estimates total cost to FieldPoint will be approximately $340,000, which does not include the cost of possible further stimulation or completing other zones.

Mr. Reaves added, ”We are excited to have this successful completion and look forward to stable gas sales.  The current results from this well are very encouraging, but we will have to wait and see if further stimulation is needed.  Our plans remain to continue to pursue all avenues to increase revenue, earnings and reserves, including other projects like the Cronos Fee #1, as well as acquisitions like our recently announced Apache Bromide Unit in Oklahoma.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com